EXHIBIT 99.1

Capstone Therapeutics Announces Phase 1a Results for AEM-28 Showing Safety and Biomarker Efficacy Signals

TEMPE, Ariz., Sept. 2, 2014 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS) ("the Company") and its joint venture affiliate, LipimetiX Development, LLC ("JV"), announced today the completion of dosing and patient follow-up for its investigational AEM-28 (Apo E mimetic peptide) Phase 1a human clinical trial in cholesterol and lipid reduction. The Medical Safety Committee, reviewing all safety-related aspects of the clinical trial, observed an acceptable safety profile. As a first-in-man study, the primary endpoint was safety; yet, biomarker efficacy measurements analyzing pharmacodynamics yielded trends favoring AEM-28 versus placebo in multiple cholesterol and lipid endpoints.

Dennis Goldberg, PhD and President of LipimetiX, states "Apolipoprotein E (Apo E) has long been known to play a critical role in cholesterol and triglyceride metabolism. Working collaboratively with scientists at the University of Alabama at Birmingham, we engineered AEM-28 as a small peptide that could be delivered therapeutically. Our Phase 1a was primarily targeting safety and tolerability in humans, so we tested very low doses of AEM-28. Even so, we observed biomarker trends in key lipid analytes that showed a dose dependent effect favoring AEM-28. We believe we are developing a potentially important new class of cardiovascular drug and are pleased with these initial human results. We plan to move ahead expeditiously with the planned development program."

The JV has a development plan to pursue regulatory approval of AEM-28 as treatment for Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012) and Severe Refractory Hypercholesterolemia. Depending on future study results, the JV may explore other indications for its family of Apo E mimetic peptides including Acute Coronary Syndrome, Peripheral Artery Disease and mixed dyslipidemia Type 2 Diabetes.

The Protocol

The clinical study, performed at a hospital-affiliated clinical research site in Perth, Australia was a Phase 1a randomized, placebo-controlled, double-blinded study testing six escalating single doses of AEM-28. There were six patients (including two placebo and four active) in each of the dosing cohorts for a total of 36 subjects. The patients fasted and were given an industry standard pre-medication regimen prior to IV administration of study drug. Follow up occurred over a fourteen day time frame. The primary objectives were to evaluate safety and tolerability and to determine preliminary pharmacokinetics/pharmacodynamics of AEM-28 in normal healthy volunteers with elevated cholesterol.

The Phase 1a study sequenced into a Phase 1b/2a multiple ascending dose study testing the three highest doses from Phase 1a. The Phase 1b/2a study is testing five patients (including one placebo and four active) in each of the dosing cohorts for a total of 15 subjects. Administration of placebo and study drug will occur at three intervals two weeks apart. The patient population, initially targeted for refractory hypercholesterolemics, has been expanded to include normal healthy volunteers with elevated cholesterol and high Body Mass Index in order to facilitate enrollment. All clinical aspects and study objectives are the same as the Phase 1a study. The Phase 1b/2a study is ongoing and currently targets topline data release in late Q4 2014/early Q1 2015.

AEM-28/Analogs

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver. AEM-28, as an Apo E mimetic, has the potential to enhance the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. Since AEM-28 utilizes an alternative receptor for clearance by the liver, it may provide a therapeutic alternative for patients that lack a functional LDL receptor pathway (Homozygous Familial Hypercholesterolemia, HoFH), or have Severe Refractory Hypercholesterolemia. In addition, the potential artery wall protective effect may be highly beneficial to these patients and to others with atherosclerosis. The JV has an Exclusive License Agreement with the University of Alabama Birmingham Research Foundation for AEM-28 and certain of its analogs.

JV Additional Funding

In light of the favorable results of the AEM-28 Phase 1a clinical trial discussed previously, the Company's board of directors approved on August 29, 2014, a revolving line-of-credit in a net amount not to exceed $500,000, bearing interest at 5%, to support the operations of the JV.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of Apo E Mimetic Peptide Molecule AEM-28 and its analogs (through the LipimetiX Development, LLC, joint venture).

The Company's former primary drug candidate, AZX100, is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary and peridural fibrosis. The Company has notified Arizona Science and Technology Enterprises ("AzTE") ("Licensor") that it has ceased further activity related to AZX100 and that effective October 31, 2014, the Company is terminating the Amended and Restated License Agreement with AzTE dated February 23, 2006 and returning all interest in and rights to AZX100 intellectual property to the Licensor.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2013, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

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